Exhibit (d)(17)(ii)

AMENDMENT

TO

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT is made this 1st day of September 2019, by and between Brinker Capital, Inc. (the “Adviser”) and T. Rowe Price Associates, Inc. (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are parties to an Investment Sub-Advisory Agreement dated January 18, 2017 (the “Agreement”) relating to the Destinations Large Cap Equity Fund and Destinations International Equity Fund (the “Portfolios”) of the Brinker Capital Destination Trust.

WHEREAS, the Adviser and the Sub-Adviser wish to amend the Agreement to modify the investment sub-advisory fee payable with respect to the Portfolios, as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Appendix A to the Agreement shall be modified by deleting the text set forth thereon relating to the Portfolios and replacing it with the text set forth on Appendix A attached to this Amendment, the content of which is hereby incorporated herein by this reference.

2. Except as modified by this Amendment, the Agreement shall remain in full force and effect, and it is hereby ratified and confirmed.

3. This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

IN WITNESS WHEREOF, each party has caused this Amendment to be signed below by a duly authorized officer with full power and authority to execute this Amendment.

T. ROWE PRICE ASSOCIATES, INC.		BRINKER CAPITAL, INC.

By:	/s/ Terence Baptiste	By:	/s/ Jason B. Moore
Name:	Terence Baptiste	Name:	Jason B. Moore
Title:	Vice President	Title:	Chief Administrative Officer

APPENDIX A

Fund	Investment Strategy	Fee (annual rate based on aveage daily net assets):
Destinations Large Cap Equity Fund (GSF Sleeve)	Growth Stock	[REDACTED]
Destinations International Equity Fund (ISF Sleeve)	International Stock	[REDACTED]